UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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ACURA PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACURA PHARMACEUTICALS, INC.
616 N. North Court, Suite 120
Palatine, Illinois 60067

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Notice is hereby given that a Special Meeting of Shareholders (the “Special Meeting”) of Acura Pharmaceuticals, Inc., a New York corporation, (the “Company”), will be held at the offices of LeclairRyan, 885 Third Avenue, New York, New York 10022, 16th Floor on August 24, 2015 at 9:00 a.m., Eastern Time, for the purposes listed below:

1. To grant the Board of Directors authority to amend our Certificate of Incorporation to effect a reverse stock split at one of five ratios; and

2. To approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve Proposal 1.

Only shareholders of record at the close of business on June 29, 2015 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

For a period of 10 days prior to the Special Meeting, a shareholders list will be kept at our administrative office and shall be available for inspection by shareholders during normal business hours. A shareholders list shall also be present and available for inspection at the Special Meeting.

Your attention is directed to the accompanying Proxy Statement for the text of the resolutions to be proposed at the Special Meeting and further information regarding each proposal to be made.

SHAREHOLDERS UNABLE TO ATTEND THE SPECIAL MEETING ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE YOUR SHARES VIA A TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET AS FURTHER DESCRIBED IN THE PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE DAY OF THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY ALSO REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH.

Your vote is important. Whether or not you plan to attend the Special Meeting, we encourage you to vote as soon as possible. You may vote your shares via a toll-free telephone number or via the Internet as further described in the enclosed proxy card. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any shareholder attending the Special Meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

Peter A. Clemens Senior Vice President, Chief Financial Officer and Secretary
July 14, 2015	Palatine, Illinois

ACURA PHARMACEUTICALS, INC.
616 N. North Court, Suite 120
Palatine, Illinois 60067

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ACURA PHARMACEUTICALS, INC. (the “Company”) of proxies to be voted at the Special Meeting of Shareholders of the Company (the “Meeting”) to be held on August 24, 2015 and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. This proxy statement and the form of proxy are being first mailed to shareholders on or about July 20, 2015.

The close of business on June 29, 2015 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Special Meeting. On the Record Date, our outstanding voting securities consisted of 49,216,817 shares of common stock, $0.01 par value per share (the “Common Stock”). Under the New York Business Corporation Law and our Certificate of Incorporation and Bylaws, each stockholder will be entitled to one vote for each share of Common Stock held at the Record Date, for all matters. The required quorum for the transaction of business at the Special Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present at the Special Meeting for the purposes of establishing a quorum and are also treated as shares entitled to vote at the Special Meeting (the “Votes Cast”) with respect to such matter. Abstentions will have the same effect as voting against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus a broker non-vote will not affect the outcome of the voting on a proposal. Shareholders have no appraisal rights with respect to any matter being voted upon.

VOTING OF PROXIES	1
PROPOSAL 1 TO GRANT THE BOARD OF DIRECTORS AUTHORITY TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT ONE OF FIVE RATIOS	2
PROPOSAL 2 TO APPROVE OF AN ADJOURNMENT OF THE SPECIAL MEETING	10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	11
GENERAL	13
SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING	15
APPENDIX A CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF ACURA PHARMACEUTICALS, INC.	16

i

VOTING OF PROXIES

Whether you hold shares directly as a registered shareholder of record or beneficially in street name, you may vote at the Special Meeting or without attending the Special Meeting. You may also submit your proxy by mail by signing your proxy card if your shares are registered. If you have telephone or Internet access, you may submit your proxy by following the instructions provided in with your proxy materials and on your proxy card or voting instruction card. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your stockbroker, trustee or nominee. In most cases, you will be able to do this by telephone, by using the Internet or by mail. If you provide specific voting instructions, your shares will be voted as you have instructed.

Shareholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A shareholder’s election to receive proxy materials by mail or electronically by e-mail will remain in effect until the stockholder terminates such election.

To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

You can also view the proxy materials for the Special Meeting on the Internet at www.proxyvote.com after the mailing date. Please have your 12 digit control number available. Your 12 digit control number can be found on your proxy card or voting instruction card.

You may revoke your proxy and change your vote at any time before the final vote at the Special Meeting. If you are a shareholder of record, you may do this by signing and submitting a new proxy card with a later date; by voting by telephone or by using the Internet, either of which must be completed by 11:59 p.m. Eastern Time on August 23, 2015 (the latest telephone or Internet proxy is counted); or by attending the Special Meeting and voting in person. Attending the Special Meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a bank or brokerage firm, you will need to request a proxy from the bank or broker and bring it with you to vote at the Special Meeting.

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. IF NO INSTRUCTIONS ARE INDICATED AND YOU ARE A SHAREHOLDER OF RECORD, THE COMMON STOCK REPRESENTED THEREBY WILL BE VOTED (i) FOR granting the Board of Directors the authority to amend our Certificate of Incorporation to effect a reverse stock split at one of five ratios, and (ii) FOR the approval of an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve Proposal 1.

Both the proposal to implement a reverse stock split and to approve an adjournment of the Special meeting, if necessary are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on this proposal may not vote on it. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote on such proposal.

PROPOSAL 1

TO GRANT THE BOARD OF DIRECTORS AUTHORITY TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT ONE OF FIVE RATIOS

General

We are requesting shareholder approval to grant the Board of Directors the authority to effect a reverse stock split of our common stock at one of five ratios: 1 for 10, 1 for 5, 1 for 4, 1 for 3 or 1 for 2. The Board of Directors would have sole discretion to elect, as it determines to be in the best interest of the Company and its shareholders, whether or not to effect the reverse stock split, and if so, at which of the approved exchange ratios, at any time before December 31, 2015. If the Board of Directors elects to implement the reverse stock split, it would be authorized to do so without need for any further shareholder action. The Board of Directors believes that approval of the reverse stock split proposal granting this discretion to the Board of Directors, rather than approval of an immediate reverse stock split at a specific ratio, provides the Board of Directors with maximum flexibility to react to then-current market conditions and therefore to act in the best interest of the Company and its shareholders. Notwithstanding approval of this Proposal by shareholders, the Board of Directors may, in its discretion, determine not to effect, and abandon, the reverse stock split without further action by our shareholders.

If this Proposal 1 is approved, we would be authorized to effect any one, but not more than one, of the alternative reverse stock split ratios. Once one of the reverse stock split ratios is effected, none of the others will be able to be effected unless we were again to seek and obtain shareholder approval.

The proposed Amendment to our Certificate of Incorporation to effect the reverse stock split is attached to this proxy statement as Appendix A. If the Board of Directors elects to implement the reverse stock split, the number of issued and outstanding shares of common stock would be reduced in accordance with the exchange ratio adopted by the Board and reflected in the Amendment. The total number of authorized shares of common stock would not be correspondingly reduced. The reverse stock split would become effective upon filing the amendment with the New York State, Department of State, Division of Corporations.

The Board of Directors approved the proposed Amendment to our Certificate of Incorporation, subject to shareholder approval.

Purpose and Background of the Reverse Stock Split

Our primary objective in proposing the reverse stock split is to attempt to raise the per share trading price of our common stock in order to maintain our listing on the NASDAQ Capital Market (“NASDAQ”). To maintain our listing, the NASDAQ requires, among other things, that our common stock have a minimum bid price of $1.00 per share, as set forth in NASDAQ Listing Rule 5550(a)(2) (the “Rule”). On September 18, 2014 we received a written notification from NASDAQ notifying us that we had failed to comply with the Rule because the bid price for our common stock over a period of 30 consecutive business days prior to such date had closed below the minimum $1.00 per share requirement for continued listing. In accordance with NASDAQ’s Listing Rule 5810(c)(3)(A), we had a period of 180 calendar days, or until March 17, 2015, to regain compliance with the Rule. After determining that we would not be in compliance with the Rule by March 17, 2015, we notified NASDAQ and applied for an extension of the cure period, as permitted under the original notification. In accordance with NASDAQ Listing Rule 5810(c)(3)(A), NASDAQ granted a second grace period of 180 calendar days, or until September 14, 2015, to regain compliance with the minimum closing bid price requirement for continued listing. In order to regain compliance, the minimum closing bid price per share of our common stock must be at least $1.00 for a minimum of 10 consecutive business days. If we fail to regain compliance by September 14, 2015, our stock will be subject to delisting by NASDAQ. On July 6, 2015, the closing bid price for our common stock, as reported NASDAQ, was $0.87.

The Company intends that the reverse split will increase the bid price per share of its common stock above the $1.00 per share minimum price, thereby satisfying that continued listing requirement of the NASDAQ Capital Market. However, there can be no assurance that the reverse split will have that effect, initially or in the future. If we fail to regain compliance by September 14, 2015, our stock will be subject to delisting by NASDAQ. In such event, our common stock would likely trade in the over-the-counter market. If our common stock were to trade on the over-the-counter market, selling our common stock could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event our common stock is delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock. Such delisting from The NASDAQ Capital Market and continued or further decline in our stock price could also greatly impair our ability to raise additional necessary capital through equity or debt financing.

In addition to the desire to maintain a listing on the NASDAQ Capital Market, the Board of Directors believes that the low per share market price of our common stock impairs its marketability to and acceptance by institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of shares of common stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or our reputation in the financial community. In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. The presence of these negative perceptions may be adversely affecting, and may continue to adversely affect, not only the pricing of our common stock but also its trading liquidity. In addition, these perceptions may affect our commercial business and its ability to raise additional capital through the sale of stock or the cost of debt it may incur.

We hope that the decrease in the number of shares of our outstanding common stock resulting from the reverse split, and the anticipated increase in the price per share, will encourage greater interest in our common stock among members of the financial community and the investing public and possibly create a more liquid market for our shareholders with respect to those shares presently held by them. However, the possibility exists that shareholder liquidity may be adversely affected by the reduced number of shares which would be outstanding if the reverse split is effected, particularly if the price per share of the Company’s common stock begins a declining trend after the reverse split is effected. Companies which effect reverse stock splits often experience such a declining trend.

There can be no assurance that the reverse split will achieve any of the desired results. There also can be no assurance that the price per share of the Company’s common stock immediately after the reverse split will increase proportionately with the reverse split, or that any increase will be sustained for any period of time.

If our shareholders approve this Proposal 1, the Board of Directors would effect a reverse stock split only upon the Board’s determination that a reverse stock split is necessary to maintain our listing on the NASDAQ Capital Market and would be in the best interests of our shareholders at that time. To effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio from among the five ratios set forth herein. No further action on the part of shareholders will be required to either implement or abandon the reverse stock split. If the proposal is approved by our shareholders, and the Board of Directors determines to implement any of the reverse stock split ratios, we would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the Board selects. If the Board of Directors does not implement the reverse stock split prior to December 31, 2015, the authority granted in this Proposal to implement the reverse stock split will terminate. The Board of Directors reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this Proposal is no longer in the best interests of our shareholders.

Certain Risk Factors Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of Acura common stock (the aggregate value of all Acura common stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of Acura common stock following the reverse stock split will either equal or exceed the current per share market price or the $1.00 minimum bid required by NASDAQ.

There can be no assurance that the market price per new share of our common stock after the reverse stock split will increase in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split. For example, based on the closing price and asked prices on the NASDAQ Capital Market our common stock on May 28, 2015 of $0.76 per share, if the Board of Directors decided to implement the reverse stock split and selects a reverse stock split ratio of one-for-five there can be no assurance that the post-split market price of our common stock would be $3.80 per share or greater. By decreasing the number of outstanding shares of common stock without altering the aggregate economic interest represented by the shares, we believe the market price will be proportionally increased. The higher the market price rises above $1.00 the less risk there will be that we will fail to meet the minimum-bid-price requirement to continue to be listed on the NASDAQ Capital Market, as that minimum bid must be maintained for 10 trading days. However, there can be no assurance that the market price of the common stock will rise to or maintain any particular level or that we will at any time or at all times be able to meet the minimum-bid-price and other requirements for continued a listing of our common stock on the NASDAQ Capital Market.

Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

If the reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors.

While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.

Impact of the Proposed Reverse Stock Split if Implemented

If approved and effected, the reverse stock split will be implemented simultaneously for all of our common stock and the ratio will be the same for all of our common stock. The reverse stock split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests in the Company, except to the extent that the reverse stock split would otherwise result in any of our shareholders owning a fractional share. As described below, Company shareholders otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split shareholders to the extent there are presently shareholders who would otherwise receive less than one share of our common stock after the reverse stock split. In addition, the reverse stock split will not affect any shareholder’s percentage ownership or proportionate voting power (subject to the treatment of fractional shares). However, because the number of authorized shares of our common stock will not be reduced, the reverse stock split will increase the Board of Directors’ ability to issue authorized and unissued shares without further shareholder action. Such shares could be used for employee incentivization, acquisitions, future equity financings, or any other proper corporate purpose.

The principal effect of the reverse stock split will be that:

•	The number of shares of our common stock issued and outstanding will be reduced from approximately 49 million shares to a range of approximately 24 million to 4.9 million shares, depending on the reverse stock split ratio determined by the Board of Directors. The following table reflects the number of shares of common stock that would be outstanding as a result of the alternative reverse stock split ratios described in this Proposal 1, based on 49,216,817 shares of common stock outstanding as of the Record Date for the Special Meeting of Shareholders.

Proposed Reverse Stock Split Ratio	Shares of Common Stock to be Outstanding
1 for 10	4,921,681
1 for 5	9,843,363
1 for 4	12,304,204
1 for 3	16,405,605
1 for 2	24,608,408

•	Based on the reverse stock split ratio selected by the Board of Directors, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options and restricted stock unit awards entitling the holders to purchase or receive shares of our common stock, which will result in approximately the same aggregate amount being required to be paid for such options and restricted stock unit awards as if exercised immediately preceding the reverse stock split;
•	The number of shares reserved for issuance under our 1995 Stock Option Plan, the 1998 Stock Option Plan, the 2008 Stock Option Plan, the 2005 Restricted Stock Unit Plan and the 2014 Restricted Stock Unit Award Plan will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors; and
•	The number of shares that may be issued upon the exercise of warrants to purchase our common stock will be reduced proportionately based upon the reverse stock split ratio selected by the Board of Directors and the exercise price will be increased proportionately.

In addition, the reverse stock split will increase the number of shareholders who own odd lots (less than 100 shares). Shareholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Effect on Fractional Shareholders; Payment for Fractional Shares

The total number of shares of our common stock each shareholder holds will be reclassified if the reverse stock split is implemented by the Board of Directors into the number of shares equal to the number of shares each shareholder held immediately before the reverse split, reduced in accordance with the exchange ratio selected by the Board of Directors. If the total number of shares a shareholder holds is not evenly divisible by the stock split ratio chosen by the Board of Directors, the shareholder will not receive a fractional share, but instead will receive cash in an amount equal to the fraction of a share that the shareholder otherwise would have been entitled to receive, multiplied by the closing price of one share of our common stock, as reported by NASDAQ for the business day immediately preceding the effective date of the reverse stock split for which transactions in the common stock are reported. Each shareholder's proportionate ownership of outstanding shares of common stock would remain the same, except for minor differences resulting from the elimination of fractional shares. We will appoint Broadridge Corporate Issuer Solutions, Inc., P.O. Box 1342, Brentwood, NY 11717, telephone: 877-830-4935 to act as the Exchange Agent for holders of common stock in connection with the reverse split. We will deposit with the Exchange Agent, as soon as practicable after the effective date of the reverse split, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the reverse split. The funds required to purchase the fractional share interests are available and will be paid from our cash reserves. Our shareholder list shows that some of the outstanding common stock of the Company is registered in the name of clearing agencies and broker nominees. Because we do not know the number of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, we cannot predict with certainty the number of fractional shares that will result from the reverse split or the total amount it will be required to pay for fractional share interests. However, we do not expect that the amount will be material.

As of the Record Date, we had approximately 360 holders of record of our common stock (including approximately 85 banks and brokers holding through nominees) (although we had significantly more beneficial holders). We do not expect the reverse split and the payment of cash in lieu of fractional shares to result in a significant reduction in the number of record holders. We presently do not intend to seek any change in its status as a reporting company for Federal securities law purposes, either before or after the reverse split.

Effect on Acura Employees and Directors of Acura

The number of shares reserved for issuance under our 1995 Stock Option Plan, 1998 Stock Option Plan, the 2008 Stock Option Plan, the 2005 Restricted Stock Unit Award Plan and the 2014 Restricted Stock Unit Award Plan will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors. In addition, the number of shares issuable upon the exercise of options issued under our outstanding stock options, and the exercise price for such options, and the number of shares issuable in satisfaction of restricted stock unit awards, will be adjusted based on the reverse stock split ratio selected by the Board of Directors.

Effect on Registered and Beneficial Shareholders

Upon a reverse stock split, the Company intends to treat shareholders holding our common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. Shareholders that hold shares of our common stock with a bank, broker or other nominee are encouraged to contact such nominee with any questions in this regard.

Effect on Registered “Book-entry” Shareholders

Our registered shareholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These shareholders will not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Shareholders holding registered shares of common stock in book-entry form need not take any action to receive such shareholder's post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. For such shareholders entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

Shareholders entitled to a payment in lieu of any fractional share interest will be mailed a check to his registered address as soon as practicable after the effective date of the reverse split. By signing and cashing this check, such shareholder will warrant that he owned the shares for which he received a cash payment. This cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, shareholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date of payment.

Effect on Registered Certificated Shares

Some of our registered shareholders hold all their shares in certificate form or a combination of certificate and book-entry form. Shareholders holding shares of common stock in certificate form will receive a transmittal letter from our Exchange Agent as soon as practicable after the effective date of the reverse stock split for use in transmitting the existing certificates representing shares of our common stock (the “Old Certificates”) to our Exchange Agent. The letter of transmittal will contain instructions for the surrender of the Old Certificates to our Exchange Agent in exchange for new certificates representing the appropriate number of whole shares of new common stock giving effect to the reverse stock split. No new stock certificates will be issued to any shareholder until such shareholder has surrendered all certificates, together with a properly completed and executed letter of transmittal, to our Exchange Agent. The shareholders will then receive a new certificate or certificates representing the number of whole shares of common stock into which their pre-reverse stock split shares have been converted as a result of the reverse stock split. Until surrendered, the Company will deem outstanding Old Certificates held by shareholders to be cancelled and only to represent the number of whole shares of post-reverse stock split common stock to which the shareholders are entitled.

If a shareholder is entitled to a payment in lieu of any fractional share interest, payment will be made as described above under the caption “Effect on Fractional Shareholders; Payment for Fractional Shares.”

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Effect on Legal Ability to Pay Dividends

Our Board of Directors has not in the past declared, nor does it have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and we is not in arrears on any dividends. The Company does not believe that the reverse split will have any effect with respect to future distributions, if any, to our shareholders.

Authorized Shares

The reverse stock split would affect all issued and outstanding shares of our common stock and outstanding rights to acquire our common stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of our common stock that are not issued or outstanding will remain unchanged. However, due to the reduction in the number of outstanding shares as a result of the reverse stock split, the number of authorized shares will increase in relative terms after giving effect to the reverse stock split. As of the Record Date, we had 100 million shares of authorized common stock and approximately 49.2 million shares of common stock issued and outstanding. An additional 8 million shares are reserved for issuance under outstanding warrants and our equity plans. Authorized but unissued shares will be available for issuance, and may be issued in the future. If we issue additional shares the ownership interest of holders of our common stock will be diluted. We have outstanding a shelf registration statement pursuant to which we can sell up to $75 million of stock, warrants and debt (“universal shelf”), which was declared effective by the Securities and Exchange Commission (“SEC”) on March 15, 2013. On July 7, 2014, pursuant to a prospectus supplement filed with the SEC we took down and sold 9,790,000 shares of common stock from our universal shelf for net proceeds after expenses of approximately $7.05 million. Before and after any reverse split we may continue to sell shares under other takedowns of our universal shelf, through other public offerings or in private transactions. We believe we have sufficient authorized shares available and have no present intention of utilizing the increase in shares available for issuance as a consequence of the reverse stock split described in this Proposal 1 in any such capital raising transactions. However, if our product sales and licensing arrangements do not produce sufficient revenue to fund our operations in the future, we may be forced to utilize the increase in shares available for issuance as a consequence of the reverse split. Except as described above, or for warrants or equity plans for which shares are already reserved for issuance, as of the date of this Proxy Statement, we have no commitment, arrangement, understanding or agreement in place, either oral or written, regarding the issuance of our securities subsequent to the reverse stock split described in this Proposal 1.

Accounting Matters

The reverse stock split will not affect the par value of our common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to our common stock on its balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our common stock will be impacted because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which the Company is aware to accumulate our shares of common stock or obtain control of the Company, nor is it part of a plan by management to recommend to the Board and shareholders a series of amendments to our Certificate of Incorporation. Other than the proposal for the reverse stock split, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of the Company.

Procedure for Effecting Reverse Stock Split

If our shareholders approve the proposal to authorize the reverse stock split and the Board of Directors decides to implement the reverse stock split at any time prior to December 31, 2015, we will promptly file a Certificate of Amendment with the New York State, Department of State, Division of Corporations to amend our existing Certificate of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is attached as Appendix A to this Proxy Statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the New York State, Department of State, Division of Corporations and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including inserting the applicable ratio for the reverse stock split.

No Appraisal Rights

No appraisal rights are available under the Business Corporation Law of the State of New York or under our Certificate of Incorporation or bylaws to any shareholder in connection with the reverse stock split. However, New York law requires that the Company pay the fair value of fractional shares if a cash payment is to be made in lieu of issuing fractional shares.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split. It does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to shareholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder’s own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a shareholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a shareholder upon such shareholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the shareholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. In general, shareholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The shareholder’s holding period for the post-reverse stock split shares will include the period during which the shareholder held the pre-reverse stock split shares surrendered in the reverse stock split. The receipt of cash instead of a fractional share of our common stock by a United States holder of our common stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date.

EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Interests of Certain Persons in the Proposal

Certain of our officers and directors have an interest in this Proposal 1 as a result of their ownership of shares of our common stock, as set forth below in the section entitled “Stock Ownership of Certain Beneficial Owners and Management” below. However, we do not believe that our officers or directors have interests in Proposal 1 that are different from or greater than those of any of our other stockholders.

Vote Required and Recommendation of Board of Directors.

The affirmative vote of a majority of all outstanding shares of our common stock entitled to vote on this Proposal will be required for approval of this Proposal.

The Board of Directors recommends a vote “FOR” the Proposal to amend the Certificate of Incorporation of the Company to effect a reverse stock split at one of the following five ratios: 1 for 10, 1 for 5, 1 for 4, 1 for 3 or 1 for 2.

PROPOSAL 2

TO APPROVE OF AN ADJOURNMENT OF THE SPECIAL MEETING

Our shareholders are being asked to consider and vote upon an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve Proposal 1.

Vote Required and Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve Proposal 1. A majority of the Votes Cast at the Meeting is required to approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve Proposal 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock, as of June 1, 2015, for individuals or entities in the following categories: (i) each of our Directors; (ii) our principal executive officer, our principal financial officer and the next four highest paid executive officers of the Company whose total annual compensation for 2014 exceeded $100,000 (the “2014 named executive officers”); (iii) all Directors and executive officers as a group; and (iv) each person known by the Company to be a beneficial owner of more than 5% of the Common Stock. Unless indicated otherwise, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned. At June 1, 2015, there were 49,216,817 shares of our Common Stock outstanding.

Name of Beneficial Owner	Amount Owned		Percent of Class(1)
Galen Partners III, LP 680 Washington Boulevard, Stamford, CT 06901	11,083,497	(2)	22.5%
Care Capital II, LLC 47 Hulfish Street, Suite 310 Princeton, New Jersey 08542	3,335,622	(3)	6.8%
Essex Woodlands Health Ventures Fund V, L.P. 21 Waterway Avenue, Suite 225 Woodlands, TX 77380	9,781,985	(4)	19.9%
Robert B. Jones	1,031,361	(5)	2.0%
William G. Skelly	124,412	(6)	*
Bruce F. Wesson	221,678	(7)	*
Peter A. Clemens	747,023	(8)	1.5%
Immanuel Thangaraj	112,059	(9)	*
Robert A. Seiser	442,975	(10)	*
Albert W. Brzeczko	369,500	(11)	*
George K. Ross	103,784	(12)	*
J. Bradley Rivet	205,668	(13)	*
James F. Emigh	498,554	(14)	1.0%
All Officers and Directors as a Group (10 persons)	3,857,014	(15)	7.4%

*	Represents less than 1% of the outstanding shares of our Common Stock.
(1)	Shows percentage ownership assuming (i) such party converts all of its currently convertible securities or securities convertible within 60 days of June 1, 2015 into our common stock, and (ii) no other Company security holder converts any of its convertible securities. No shares held by any Director or 2014 named executive officer has been pledged as collateral security.
(2)	Includes 10,128,453 shares held by Galen Partners III, LP, 913,321 shares held by Galen Partners International III, LP and 41,723 shares held by Galen Employee Fund III, L.P. (collectively, “Galen”). Claudius, L.L.C. serves as the sole General Partner of Galen Partners, III LP and Galen Partners International III, LP and has sole voting and investment control over the shares held by such funds and may be deemed to beneficially own the shares held by such funds. Galen Management, L.L.C. serves as the sole General Partner of Galen Employee Fund III, L.P. and has sole voting and investment control over the shares held by Galen Employee Fund III, L.P. and may be deemed to beneficially own the shares held by Galen Employee Fund III, L.P. L. John Wilkerson, David W. Jahns, and Zubeen Shroff exercise voting, investment and dispositive rights over our securities held of record by Galen.
(3)	Consists of 3,122,126 shares held by Care Capital Investments II, LP and 213,496 shares held by Care Capital Offshore Investments II, L.P. Care Capital II, LLC is the general partner of Care Capital Investments II, LP and Care Capital Offshore Investments II, LP and as a result, Care Capital II, LLC has the ultimate power to vote or direct the vote and to dispose or direct the disposition of such shares. Care Capital II, LLC is managed by three or more members (Jan Leschly, Argeris Karabelas, Richard Markham and David Ramsay) and accordingly none of the managing members is deemed to have voting or dispositive control over the securities. Care Capital II, LLC disclaims beneficial ownership of the securities, except to the extent of their pecuniary interest therein.

(4)	Mr. Thangaraj is the Board designee of Essex Woodlands Health Ventures Fund V, L.P. (“Essex”). Essex Woodlands Health Ventures V, L.L.C., a Delaware limited liability company is the general partner of Essex. James L. Currie, Martin P. Sutter and Immanuel Thangaraj, may be deemed to have shared dispositive power and voting power with respect to the securities held by the Essex. Messrs. Currie, Sutter and Thangaraj disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.
(5)	Includes 968,583 shares subject to stock options exercisable within 60 days of June 1, 2015.
(6)	Includes 90,000 shares subject to stock options exercisable within 60 days of June 1, 2015. Does not include RSUs.
(7)	Includes 90,000 shares subject to stock options exercisable within 60 days of June 1, 2015. Does not include RSUs.
(8)	Includes 467,500 shares subject to stock options exercisable with 60 days of June 1, 2015 including 3,605 shares held by son.
(9)	Includes 90,000 shares subject to stock options exercisable within 60 days of June 1, 2015. Mr. Thangaraj’s holdings do not include securities held by Essex. Mr. Thangaraj disclaims beneficial ownership in securities held by Essex except to the extent of his pecuniary interest therein. Does not include RSUs.
(10)	Includes 332,250 shares subject to stock options exercisable within 60 days of June 1, 2015.
(11)	Includes 343,500 shares subject to stock options exercisable within 60 days of June 1, 2015.
(12)	Includes 90,000 shares subject to stock options exercisable within 60 days of June 1, 2015. Does not include RSUs.
(13)	Includes 203,668 shares subject to stock options exercisable within 60 days of June 1, 2015.
(14)	Includes 300,250 shares subject to stock options exercisable within 60 days of June 1, 2015.
(15)	Includes 2,975,750 shares which Directors and executive officers have the right to acquire within 60 days of June 1, 2015 through exercise of outstanding stock options.

GENERAL

We do not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Special Meeting. If any other matters should properly come before the Special Meeting, proxies will be voted on those other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

We will bear the cost of preparing, printing, assembling, posting and mailing all proxy materials that may be sent to shareholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of our Common Stock held by such persons. We will reimburse such persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, our officers and regular employees of we may solicit proxies without additional compensation, by telephone or facsimile. We do not expect to pay any compensation for the solicitation of proxies.

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Annual Report on Form 10-K and proxy materials, as applicable. This allows us to save money by reducing the number of documents we must print and mail, and helps reduce the environmental impact as well. Householding is available to both registered stockholders and beneficial owners of shares held in streetname.

If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information to only one account in your household, as identified by you, we will deliver or mail a single copy of our Annual Report on Form 10-K and proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by calling Broadridge Financial Solutions, Inc. at 1-800-542-1061 (toll free) or by writing to Broadridge Financial Solutions, Inc., Householding Dept, 51 Mercedes Way, Edgewood, NY 11717.

If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our Annual Report on Form 10-K and proxy materials, as applicable, mailed to you, please submit your request to Broadridge who will promptly deliver the requested copies.

Registered stockholders who have not consented to householding will continue to receive copies of our Annual Reports on Form 10-K and proxy materials, as applicable for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of annual reports or proxy statements for all registered stockholders residing at the same address by contacting Broadridge as outlined above.

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

You may also request copies of our Annual Report, this Proxy Statement and a Proxy and future proxy materials and annual reports, when available, by contacting Broadridge at www.investor.broadridge.com, by e-mail at shareholder@broadridge.com or by phone at 1-877-830-4935.

All properly executed proxies delivered pursuant to this solicitation and not revoked, will be voted at the Meeting and will be voted in accordance with the specifications made thereon. With respect to either Proposal 1 or Proposal 2, shareholders may vote in favor of, may vote against or may abstain from voting on such proposal. Shareholders should specify their choices on the enclosed proxy card or when voting by telephone or through the internet as provided in the proxy card or voting instruction card. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by the Proxy will be voted (i) FOR the granting to the Board of Directors the authority to amend our Certificate of Incorporation to effect a reverse stock split at one of five ratios, and (ii) FOR the approval of an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve Proposal 1. See “Voting of Proxies” in this Proxy Statement, if you are a beneficial owner and not a record holder, as other rules apply with respect to your non-votes.

If you need directions on how to get to the Meeting please call Peter Clemens at 847-705-7709.

Upon written request, we will provide each shareholder being solicited by this Proxy Statement with a free copy of any exhibits and schedules thereto and to those to our Annual Report on Form 10-K. All such requests should be directed to Acura Pharmaceuticals, Inc., 616 N. North Court, Suite 120, Palatine, Illinois 60067, Attention: Mr. Peter A. Clemens, Senior Vice President and Chief Financial Officer, telephone (847) 705-7709.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Any shareholder proposals intended to be presented at our 2016 Annual Meeting of Shareholders must be received by us on or before November 19, 2015 in order to be considered for inclusion in our proxy statement and proxy relating to such meeting.

SEC rules establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the year 2016 Annual meeting is February 2, 2016. If a stockholder gives notice of such a proposal after this deadline, our proxy holders will be allowed to use their discretionary authority to vote against the stockholder proposal when and if the proposal is raised at our 2016 Annual Meeting of Shareholders.

By Order of the Board of Directors

PETER A. CLEMENS,
Secretary

July 14, 2015

APPENDIX A
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF ACURA PHARMACEUTICALS, INC.

[BOLDED AND BRACKETED ITEMS IN THE AMENDMENT, INCLUDING EXCHANGE RATIO, NUMBER OF ISSUED AND OUTSTANDING SHARES AND NUMBER OF UNISSUED SHARES, BEFORE AND AFTER THE REVERSE SPLIT AND INCREASE IN NUMBER OF UNISSUED SHARES AFTER THE REVERSE SPLIT WILL BE INSERTED AT TIME OF FILING]

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

ACURA PHARMACEUTICALS, INC.

Under Section 805 of the Business Corporation Law

WE, THE UNDERSIGNED, Robert B. Jones and Peter A. Clemens, being respectively the President and the Secretary of Acura Pharmaceuticals, Inc., hereby certify:

1. The name of the Corporation is Acura Pharmaceuticals, Inc. The Corporation was originally incorporated under the name of Halsey Drug Co. Inc.

2. The Certificate of Incorporation was filed by the Department of State on April 10, 1935 and has been amended at various times by action of the Board of Directors and shareholders of the Corporation.

3. The purpose of this amendment to Article THIRD of the Certificate of Incorporation, relating to the amount of authorized capital stock of the Corporation, is amended so that (i) every [2, 3, 4, 5, 10, as applicable] shares of the Corporation’s common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the Business Corporation Law of the State of New York (the “Effective Time”), will be automatically reclassified as and converted into one share of common stock, par value $0.01 per share. As of the Effective Time there are [Outstanding shares prior to reverse split] shares of Common Stock issued and outstanding, which will be reclassified into [Outstanding shares prior to reverse split divided by 2, 3, 4, 5 or 10, as applicable] shares of Common Stock, subject to elimination of fractional shares.

4. Prior to the Effective Time, there were [Authorized, but unissued shares prior to reverse split], par value $.01, unissued shares of Common Stock and after the Effective Time there will be [Subtract the number of shares to be outstanding after reverse split from 100,00,000] shares of unissued Common Stock, par value $.01. The unissued shares of Common Stock are not being reclassified or converted. As a result, the number of unissued shares of Common Stock will increase by [Subtract unissued shares at time of Amendment from new number of unissued shares after reverse split], subject to elimination of fractional shares.

5. Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the Business Corporation Law of the State of New York (the “Effective Time”), every [2, 3, 4, 5, 10, as applicable] shares of the Corporation’s common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $0.01 per share, of the Corporation (the “New Common Stock”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the Company shall pay cash for such fractional interests as soon as practicable after the Effective Time on the basis of the closing price of one share of the Company’s common stock, as reported by the Nasdaq Capital Market, for the trading day immediately preceding the effective date of the reclassification.

6. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

7. The reclassification will not affect the authorized capital stock of the corporation. To effect the foregoing, Article THIRD is hereby amended by restating the first two sentences thereof as follows:

THIRD:  The Corporation is authorized to issue one class of stock, to be designated, “Common Stock”. The total number of shares which the Corporation is authorized to issue is 100,000,000 all of which shares shall be Common Stock, $0.01 par value (the “Common”).

8. The foregoing amendments to the Certificate of Incorporation were authorized by the unanimous written consent of the Board of Directors followed by an affirmative vote of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, Robert B., Jones, in his capacity as President of the Corporation, and Peter A. Clemens, in his capacity as Secretary of the Corporation have signed this certificate on the      day of            , 2015, and affirm the statements contained herein as true under penalties of perjury.

Robert B. Jones, President

Peter A. Clemens, Secretary

ACURA PHARMACEUTICALS, INC.
Abuse Deterrent Products

ACURA PHARMACEUTICALS, INC.
ATTN: PETER CLEMENS
616 N. NORTH COURT
PALATINE, IL 60067

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M94806-S34383

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ACURA PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR proposals 1 and 2.	**For**	**Against**	**Abstain**
1. Proposal to Grant the Board of Directors Authority to Amend the Company's Certificate of Incorporation to Effect a Reverse Stock Split at One to Five Ratios.	☐	☐	☐
2. Proposal to approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve Proposal 1.	☐	☐	☐

NOTE: THE PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, FOR PROPOSALS 1 AND 2.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Proxy Statement is available at www.proxyvote.com.

M94807-S34383

ACURA PHARMACEUTICALS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Robert B. Jones and Peter Clemens, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, the number of shares of common stock of Acura Pharmaceuticals, Inc., that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, at the 2015 Special Meeting of Shareholders of Acura Pharmaceuticals, Inc. to be held at LeClairRyan, 885 3rd Avenue, 16th Floor, New York, NY 10022 on August 24, 2015 at 9 A.M., Eastern Time or at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side